Exhibit 99.1

Helios and Matheson Analytics Inc. Enters Into Agreement to Issue $60 Million in Convertible Notes

New York (January 11, 2018) - Helios and Matheson Analytics Inc. (Nasdaq: HMNY) (“HMNY”), a provider of information technology services and solutions and a majority owner of MoviePass Inc. (“MoviePass”), the nation’s premier movie-theater subscription service, today announced that it has entered into a securities purchase agreement with an institutional investor for HMNY to issue convertible notes in the aggregate principal amount of $60 million (the “Notes”). The net proceeds from the issuance of the Notes will be used for general corporate purposes. HMNY is not obligated to register the resale of any shares underlying the Notes with the Securities and Exchange Commission. Absent registration, the investor may resell the shares underlying the Notes only pursuant to Rule 144 or another available exemption from registration.

The Notes will be convertible, at the option of the holder, at a fixed conversion price of $11.44, subject to adjustment.

Pursuant to the terms of the securities purchase agreement, at the closing of the financing, the investor will pay for the Notes with $25 million in cash up front and an investor note in the principal amount of $35 million payable to HMNY (the “Investor Note”). The investor may prepay the remaining balance of the Investor Note, with the resulting cash being paid to HMNY, in its discretion.

Canaccord Genuity Inc. acted as sole placement agent for the financing. Palladium Capital Advisors LLC acted as a financial advisor to HMNY in connection with the financing.

Key Transaction Details

The Notes consist of (i) Series A-1 Senior Bridge Subordinated Convertible Notes in the aggregate principal amount of $25,000,000 and (ii) Series B-1 Senior Secured Bridge Convertible Notes in the aggregate principal amount of $35,000,000 for consideration consisting of (i) an upfront cash payment in the amount of $25,000,000, and (ii) secured promissory notes payable by the investors to HMNY in the aggregate principal amount of $35,000,000 (referred to above as the Investor Note).

The investors may require HMNY to redeem the Notes at any time after five months from the issue date of the Notes, including the outstanding principal amount of the Series A-1 Notes and the portion of outstanding principal amount of the Investor Note for which the investors have prepaid to HMNY a corresponding amount of cash under the Investor Note, plus accrued unpaid interest on those amounts and a make-whole amount of interest on those amounts calculated through the two year maturity date of the Notes.

The Series A-1 Notes are not secured by any assets of HMNY or MoviePass and the Investor Note are not secured by any assets of HMNY other than the Investor Note. The conversion price of the Notes is subject to adjustment in the event the Company sells shares of common stock or common stock equivalents for less than $11.44 per share in the future, subject to customary excluded issuances.

For additional information concerning the details of the financing, please refer to the Current Report on Form 8-K to be filed by HMNY with the U.S. Securities and Exchange Commission (the “SEC”).

The Notes and shares of common stock issuable upon conversion thereof have not been registered under the Securities Act of 1933, as amended, or any applicable state securities laws and may not be offered or sold absent such registration or pursuant to an available exemption from such registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities nor shall there be any sale of any of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Helios and Matheson

Helios and Matheson Analytics Inc. (Nasdaq: HMNY) is a provider of information technology services and solutions, offering a range of technology platforms focusing on big data, artificial intelligence, business intelligence, social listening, and consumer-centric technology. HMNY owns a majority interest in MoviePass Inc., the nation’s premier movie-theater subscription service. HMNY’s holdings include RedZone Map™, a safety and navigation app for iOS and Android users, and a community-based ecosystem that features a socially empowered safety map app that enhances mobile GPS navigation using advanced proprietary technology. HMNY is headquartered in New York, NY, and listed on the Nasdaq Capital Market under the symbol HMNY. For more information, visit us at www.hmny.com.

About MoviePass™

MoviePass™ is a technology company dedicated to enhancing the exploration of cinema. As the nation’s premier movie-theater subscription service, MoviePass™ provides film enthusiasts with a variety of subscription options to enhance their movie-going experience. The service, now accepted at more than 91% of theaters across the United States, is the nation’s largest theater network. Visit: www.moviepass.com.

Cautionary Statement on Forward-looking Information

Certain information in this communication contains “forward-looking statements” about HMNY within the meaning of the Private Securities Litigation Reform Act of 1995 or under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (collectively, “forward-looking statements”), that may not be based on historical fact, but instead relate to future events. Forward-looking statements are generally identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions. Statements regarding future events are based on HMNY’s current expectations and are necessarily subject to associated risks.

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Such forward-looking statements are based on a number of assumptions. Although management of HMNY believes that the assumptions made and expectations represented by such statements are reasonable, there can be no assurance that a forward-looking statement contained herein will prove to be accurate. Actual results and developments (including, without limitation, the closing of the financing, the use of proceeds of the financing and whether the investor will prepay any of the Investor Note) may differ materially and adversely from those expressed or implied by the forward-looking statements contained herein and even if such actual results and developments are realized or substantially realized, there can be no assurance that they will have the expected consequences or effects.

Risk factors and other material information concerning HMNY and MoviePass are described in HMNY’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 filed with the SEC on November 14, 2017, in HMNY’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on April 14, 2017, in HMNY’s Current Report on Form 8-K filed on November 30, 2017 and other HMNY filings, including subsequent current and periodic reports, information statements and registration statements filed with the SEC. You are cautioned to review such reports and other filings at www.sec.gov.

Given these risks, uncertainties and factors, you are cautioned not to place undue reliance on such forward-looking statements and information, which are qualified in their entirety by this cautionary statement. All forward-looking statements and information made herein are based on HMNY’s current expectations and HMNY does not undertake an obligation to revise or update such forward-looking statements and information to reflect subsequent events or circumstances, except as required by law.

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Contact:

Helios and Matheson Analytics Inc.

The Pollack PR Marketing Group

Stephanie Goldman, 310-556-4443

sgoldman@ppmgcorp.com

or

Mark Havenner, 310-556-4443

mhavenner@ppmgcorp.com

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